Exhibit 16.1

[LETTERHEAD OF SEALE AND BEERS, CPAS]


November 2, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 31, 2016 of Lake Forest Minerals Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm.

Very truly yours,


/s/ Seale and Beers, CPAs
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Seale and Beers, CPAs
Las Vegas, Nevada